Exhibit 99.1

[ONEOK LOGO]	News

December 19, 2003	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

ONEOK announces 2004 guidance

Tulsa, Okla.— ONEOK, Inc. today announced earnings guidance for 2004 in the range of $2.12 to $2.18 per share of common stock. This guidance includes the Wagner & Brown Ltd. reserve acquisition announced in late October and expected to close on December 22, 2003.

The company reaffirms its previous guidance for 2003 in the range of $2.08 to $2.12 per share of common stock coming from continuing operations and expects the final number to be at the upper end of the range. However, ONEOK business segment adjustments have been made to the previous 2003 forecast primarily based upon commodity price movements and weather. The business segment breakout is provided in the attached financial table.

ONEOK president, chief executive officer and chairman, David Kyle, said, “It looks like we will finish fiscal 2003 strong, and I am pleased with the outlook for 2004, especially considering our estimate of a $14 million increase in health care and post-employment benefit costs.”

Production

The $240 million acquisition of the East Texas reserves from Wagner & Brown Ltd. includes approximately 177.2 Bcf of gas equivalent of proved gas reserves, with additional probable and possible gas reserves potential. The acquisition also includes a small gathering system that will provide a slight benefit to the Transportation and Storage segment.

This transaction will be financed through short-term borrowings initially and longer term may be financed with available cash or the issuance of equity or a combination of both. This guidance assumes fifty percent debt and fifty percent equity applicable to the acquisition.

For 2004, operating income for the segment is expected to increase with the Wagner & Brown Ltd. acquisition by 220 percent to $48 million, which includes depreciation of $29 million. Capital expenditures are estimated at $43 million, which is an increase over 2003 due to anticipated drilling resulting from the acquisition.

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ONEOK announces 2004 guidance

December 19, 2003

Annual natural gas production should be approximately 18 Bcf with an anticipated average wellhead price of $5.10 per Mcf. More than 89 percent of the expected volumes are hedged. Oil production for the year is estimated to be over 400 MBbls at an average price of about $29 per barrel.

Gathering and Processing

Operating income in 2004 is expected to be comparable to 2003. Sales margins are expected to be lower due to lower natural gas liquids (NGL) prices (54 cents verses 58 cents per gallon). Natural gas prices are projected for 2004 at an average NYMEX price of $5.40, which is close to the price experienced this year. Crude oil is projected at an average price of slightly over $30 per barrel. Contract changes and anticipated new projects will have a positive impact on operating income for the year while higher costs of new storage regulations, increased depreciation expenses and changes in depreciation rates will have a negative impact.

In as much as commodity prices will impact results, the following gathering and processing pricing sensitivities are provided:

•	$3.6 million increase in sales margin per year for every 10 cent decrease in the average natural gas price for the mid-continent region
•	$4.8 million increase in sales margin per year for every one-cent increase in the Oil Price Information Service (OPIS) composite NGL price per gallon based on our current NGL product mix
•	$1.3 million increase in sales margin per year for every dollar increase in the NYMEX crude oil price

These sensitivities reflect no change in operating conditions as a result of price changes. Actual results will reflect the impact of prices and the changes in operations to mitigate or enhance results from price movement.

Changes in operating conditions could include such items as the contract mix of the processing plants and the daily operating mode that changes the NGL production at each plant based on exposure to commodity prices. And in some cases there is a month-to-month election as to whether natural gas is processed under percent of proceeds, fee arrangements or keep whole arrangements.

Transportation and Storage

Operating income in 2004 is expected to be comparable to 2003. Sales margins will be higher primarily due to efforts to improve contracts and the inclusion of a large generation sales customer for the entire year.

Operating costs will be higher as a result of additional costs related to compliance with various pipeline integrity requirements across our operating systems. Depreciation expenses are also expected to be somewhat higher during 2004.

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ONEOK announces 2004 guidance

December 19, 2003

Included in the guidance for 2004 is a small gathering system that is part of the Wagner & Brown Ltd. acquisition. The earnings impact on Transportation and Storage is anticipated to be $1.6 million.

Distribution

Operating income will receive a boost from the rate order received in Kansas in September 2003 since the rates will be in effect for a full twelve months in 2004. In Oklahoma, an October 2003 rate filing is set for hearing on January 6, 2004. The Oklahoma Corporation Commission (OCC) staff and the Oklahoma Attorney General have filed their responses to the company’s filing with the OCC, both recommending increases. Guidance reflects:

•	In Kansas, additional margins of $24 million and increased operating income of $20 million after adjustments to depreciation, depletion and amortization expense as compared with 2003,
•	In Oklahoma, increased margins of $14 million and increased operating income of approximately $9 million.

The bulk of the increased employee benefit costs will be in the distribution businesses since 70 percent of the company’s employees work in distribution.

Marketing and Trading

Operating income is forecast to be $182 million based on a more normal year of price volatility, especially as compared to the first quarter of 2003. The revenues for Marketing and Trading are expected to come from the following three sources:

	2004	2003
	(Millions of Dollars)
1. Marketing and Storage	$124	$106

2. Trading Crude, Power, NGLs and gas options	78	118
3. Retail Marketing	21	18

	$223	$242
Less: Expenses	41	40

Operating income	$182	$202

•	Marketing and Storage consists of the core physical marketing business, which includes 1.1 Bcf of transport and 75 Bcf of storage. This includes the winter demand peaking business.
•	Trading consists of trading around company assets of crude oil, power plants and natural gas as spreads to both power and crude prices. This includes the company’s gas option strategy.
•	Retail Marketing consists of commercial/small industrial customers primarily in the mid-continent service territory.

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ONEOK announces 2004 guidance

December 19, 2003

Other Issues

•	The dividend payout ratio is estimated to be 33 percent based on guidance at the current dividend level of 72 cents per common share. Due to the sale of the Series D preferred shares owned by Westar, Inc. and their subsequent conversion to common shares, there are no longer any preferred shares of stock outstanding. Dividends are expected to be near $73 million in 2004. The ONEOK board will continue to review the dividend during the year to ensure an adequate return for the shareholders.
•	Capital expenditures for 2004 are expected to be in the range of $270 to $280 million for 2004 compared to $225 to $230 million in 2003.
•	Depreciation expense is expected to be in the range of $180 to $190 million. Deferred taxes are estimated to be about $100 million.
•	Cash flows before changes in working capital are anticipated to exceed capital expenditures and dividends by $135 to $165 million in 2004.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK announces 2004 guidance

December 19, 2003

ONEOK, Inc. and Subsidiaries

EARNINGS FORECAST

(In Millions, except per share data)	2003 Fiscal Year Forecast	2004 Fiscal Year Forecast
Operating Income
Production	$15	$48
Gathering and Processing	60	58
Transportation and Storage	50	51
Distribution	113	122
Marketing and Trading	202	182
Other	3	1

Operating income	443	462
Other income	7	—
Interest	106	104
Income taxes	131	138

Income from continuing operations	213	220
Discontinued operations, net of tax
Income from operations of a discontinued component	2	—
Gain on the sale of a discontinued component	40	—
Changes in accounting principle, net of tax	(144)	—

Net Income	$111	$220

Earnings Per Share of Common Stock—Diluted
Earnings per share from continuing operations	$2.12	$2.15
Earnings per share from discontinued operations	0.02	—
Earnings per share from gain on sale of discontinued component	0.35	—
Earnings per share from cumulative effect of a change in accounting principle	(1.28)	—

Total Earnings Per Share	$1.21	$2.15

Capital Expenditures	$227	$275

Cash Flow from Operations before Changes in Working Capital	$463	$513
Less Dividends	71	73
Less Capital Expenditures	227	275

Surplus	$165	$165

Average Shares of Common Stock—Diluted (thousands of shares)	96.7	102.5